Exhibit 10.16

KEY EXECUTIVE EMPLOYMENT AGREEMENT

This Key Executive Employment Agreement (“Agreement”) is entered into and is effective as of January 1, 2018, between Impac Mortgage Holdings, Inc. (“IMH”), a Maryland corporation, Impac Mortgage Corp., a California corporation (jointly referred to as “Employer”) and Joseph R. Tomkinson (“Employee”) on the following terms and conditions.

WHEREAS, Employer engages in the business of providing residential mortgages to individuals;

WHEREAS Employee desires to become employed by Employer as Chief Executive Officer of Employer and its related subsidiaries (Employee is also the Chairman of the Board of Directors of IMH) on the terms and conditions set forth in this Agreement; and

WHEREAS Employer desires the services of Employee in order to obtain his specialized experience, abilities, and knowledge and is therefore willing to engage his services on the terms and conditions set forth below.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Term of Employment.

The term of Employee under this Agreement shall begin on January 1, 2018 and end on December 31, 2018 (the “Initial Term”) and does not extend automatically. The Term, together with any early terminations as provided for herein or extensions agreed to in writing by an amendment signed by Employer and Employee, is hereinafter referred to as the “Term.” Employee or Employer shall have the option, at any time, to terminate Employee’s employment hereunder by giving at least 90 days written notice to the other party. If such notice is given then it shall be effective on the latter of 90 days or the date set forth in such notice if that date is longer than 90 days and that shall then be deemed to be the end of the Term as defined herein and may also hereafter be called an “Early Termination” but nonetheless shall serve as the end of the Term hereunder.

2. Place of Employment.

Unless the parties agree otherwise in writing, during the Term, Employee shall perform the services he is required to perform under this Agreement at Employer’s offices, located in or around Orange County, California, provided, however, that Employer may from time to time require Employee to travel temporarily to other locations on Employer’s business.

3. Duties.

a. Employer shall employ Employee as the Chief Executive Officer of Employer and its related subsidiaries, and Employee shall perform such duties as customarily required of such a position, as identified in Exhibit A to this agreement. Employee will report to the Board of Directors of Impac Mortgage Holdings, Inc. (“IMH”).

b. The employment relationship between the parties shall be governed by the general employment policies and practices of Employer, as they may be amended from time to time, including but not limited to those relating to protecting confidential information and assignment of inventions and those pertaining to legal compliance and business ethics, provided, however, that when the terms of this Agreement differ from or conflict with Employer’s general employment policies or practices, this Agreement shall control.

4. Outside Business Activities.

Subject to the terms and conditions set forth in this Agreement, Employer agrees to employ Employee as the Chief Executive Officer of Employer and its subsidiaries, and Employee hereby accepts this employment. During the Term, Employee shall devote his full-time and best efforts to performing his duties to Employer’s business and affairs.

5. Time and Effort Required.

During the Term, Employee shall devote such time, interest, and effort to the performance of this Agreement as may, in the view of Employer, be fairly and reasonably necessary.

6. Competitive Activities.

During the Term, Employee shall not, directly or indirectly, whether as partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer’s business unless expressly consented to by Employer in writing.

7. Base Salary.

Employee shall receive for services rendered an annual base salary of $650,000.00 payable on a semi-monthly basis in accordance with Employer’s normal payroll practices, subject to all applicable tax withholdings and other authorized deductions, this Salary shall be effective as of January 1, 2018.

8. Incentive Compensation.

In addition to the base salary, Employer will be eligible to receive the following Incentive Compensation, subject to all applicable tax withholdings and other authorized deductions, and also subject to the approval of the Board Of Directors of IMH Compensation Committee:

a. Bonus . Employee will be eligible for a bonus at the end of the Term (whether the Initial Term or at the Early Termination as allowed for herein) or annually in an amount which is to be set at the discretion of the IMH Board of Directors upon a recommendation of the IMH Compensation Committee based upon certain criteria being achieved by the end of the Term.

The Bonus shall be in the sole discretion of the IMH Board of Directors upon a recommendation of the IMH Compensation Committee. The determination as to each Bonus shall be completed as soon as possible after the end of each Term (whether the initial Term or at the Early Termination as provided for herein), but in no event greater than 45 days after such Term. The Bonus may be payable in cash’ stock, or stock equivalents, in the sole discretion of the Compensation Committee of the Board of Directors of IMH upon a recommendation of the Compensation Committee.

9. Stock Options.

a. Employee will be eligible to participate in the stock option program of Employer, Impac Mortgage Holdings, Inc. (“Parent Company”). Grants under this program are typically made annually and are up to the complete discretion of the Board of Directors of the Parent Company.

b. The terms and conditions of the stock options are subject to the standard terms and conditions of the plan under which the stock options are issued to other Company employees. If a conflict arises between this Agreement and any such option agreement or plan, the option agreement and plan shall govern.

10. Additional Benefits.

During the Term, Employee shall be entitled to receive all other benefits of employment generally available to Employer’s other employees when and as he becomes eligible for them, including, medical, dental, life, and disability insurance benefits.

Employer reserves the right to modify, suspend, or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee, as long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

11. Vacation.

Employee shall be entitled to five (5) weeks of paid vacation in accordance with Employer’s policies and practices in effect with respect to Employer’s other employees. The days selected for Employee’s vacation shall be mutually agreeable to Employer and Employee so that Employer’s business operations will not be unduly interrupted.

12. Expense Reimbursement.

During the Term, Employer shall reimburse Employee promptly for reasonable and necessary business expenses made and substantiated in accordance with applicable law and the policies and procedures established from time to time by Employer with respect to Employer’s other employees. Employer shall furnish Employee with reasonable office space, assistance, and facilities.

13. Ownership of Intangibles and Confidential Proprietary Information Obligations.

Simultaneously with executing this Agreement, Employee agrees to execute the Employer’s Confidentiality, Non-Disclosure, and Non-Recruiting Agreement and Employee Assignment of Interest in Inventions Agreement.

14. Indemnification by Employer.

Employer shall, to the maximum extent permitted by law, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for Employer. Employer may pay, subject to its discretion in the circumstances, and consistent with any legal, limitations choose to advance, all expenses, including reasonable attorney fees and costs of court- approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit, or proceeding and in connection with any appeal that has been brought against Employee by reason of his service as an officer or agent of Employer, with the exception of any action brought against Employee by Employer.

15. Termination of Employment; Termination Date.

The date on which Employee’s employment is deemed to have ceased, as defined herein for any reason (whether Early Termination or not, is referred to as the “Termination Date.”

16. Termination Payments.

a. If Employee’s employment is terminated Employee shall receive payment for all accrued salary, vacation time, and benefits under benefit plans of Employer through the Termination Date. Except as otherwise stated in this Agreement, provided that Employee executes a general release in favor of Employer in a form acceptable to Employer, Employer shall also pay to Employee as severance pay the amount of $300,000.00 per year for 3 years ( payable in equal semi monthly installments over the following 36 months) less applicable tax withholdings and other authorized deductions. Employer shall also provide medical coverage to Employee for the following 48 months with coverage the same as offered to Employer’s other Employees. If Employee elects to continue this coverage after the end of the Term then Employer shall pay the COBRA premiums necessary to continue Employee’s medical insurance coverage in effect for Employee and his eligible dependents for a total of up to 48 more months. These COBRA payments will be paid by Employer in accordance with Employer’s normal payroll practices and procedures. Employer will also pay to Employee an amount equal to 40% of each monthly payment to cover Employee’s tax liability for this benefit. If COBRA is not available to Employee or Employee elects to not take the COBRA coverage then Employer shall pay to Employee an amount equal to the amount paid by Employee for alternative or supplemental medical insurance coverage up to $1,386.15 per month for the same time period plus the additional 40% for each such payment.

b. If Employee’s employment is terminated under this Section Employee shall also be entitled to make use of Secretarial services of Kathie Cain, (if her employment with Employer continues), for a reasonable number of hours (anticipated to be approximately 8 hours per week), for up to 2 years after the end of the Term (whether it is the Initial Term or Early Termination as provided for herein),

c. After the Termination Date, Employer shall not pay to Employee any other compensation or payment of any kind. Except as otherwise provided in this Section, all other benefits provided by Employer to Employee under this Agreement or otherwise shall cease as of the Termination Date.

17. Termination for Cause by Employer.

a. Termination; Payment of Accrued Salary, Unused Vacation Time and Benefits. The Board of Directors may terminate Employee’s employment with Employer at any time for Cause (as defined below), provided, however, that (i) Employer shall give written notice specifying the circumstances upon which a determination of Cause has been made, and (ii) Employee shall have a 60-day period to cure such circumstances. The Board may proceed with a termination pursuant to this Section in the event the Employee does not cure the specified circumstances within the 60- day period. In that Event Employee shall not be entitled to a 60-day cure period in the event the determination of Cause is under provisions 17b (2), (3) or (5). Employee shall receive payment for all accrued salary, unused vacation time, and benefits under Employer’s benefit plans through the Termination Date, which for purposes of this Section shall be the date on which notice of termination is given. Employer shall have no further obligation to pay any compensation of any kind (including, without limitation, any incentive compensation or portion of incentive compensation that otherwise may have become due and payable to Employee with respect to the year in which such Termination Date occurs, which for purposes of this Agreement shall, be the date specified in Employer’s notice) or severance payment of any kind or to make any payment in lieu of notice. All benefits provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date.

b. Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to Employee, as determined by Employer: (1) a material breach by Employee of the terms of the Employer’s policies; (2) any act of dishonesty, misappropriation, embezzlement, fraud, or similar conduct by Employee involving Employer or its affiliates; (3) the conviction or the plea of nolo contendere or the equivalent in respect of a felony; (4) any damage of a material nature to any property of Employer or any of its affiliates caused by Employee’s willful or grossly negligent conduct; (5) the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other noncontrolled substance that, in any case described in this clause, Employer reasonably determines renders Employee unfit to serve as an officer or employee of Employer or its affiliates; (6) failure by Employee to comply with Employer’s reasonable instructions; or (7) conduct by Employee that in the good faith determination of the Board of Directors demonstrates unfitness to serve as an officer or employee of Employer or its affiliates, including, without limitation, a finding by the Board of Directors or any regulatory authority that Employee engaged in acts of employee harassment, violated Employer’s policies on ethics, workplace behavior, or legal compliance, or violated a material law or regulation applicable to the business of Employer or any of its operating subsidiaries.

18. Termination on Death.

If Employee dies before the term of this Agreement expires, Employer shall pay to Employee’s estate the accrued portion of Employee’s salary and vacation time and benefits that

Employee is then entitled to receive under Employer’s benefit plans through the Termination Date (which for purposes of this Section 17 shall be the date of Employee’s death), less standard withholdings for tax and Social Security purposes. Employer shall have no obligation to make any other payment, including severance or other compensation, of any kind (including, without limitation, any bonus or portion of a bonus that may otherwise have become due and payable to Employee with respect to the year in which the Termination Date occurs), All other benefits provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date.

19. Employer’s Right to Assign Agreement.

In the event of a merger in which Employer is not the surviving entity, or of a sale of all or substantially all of Employer’s assets, Employer may, at its sole option, assign this Agreement and ail rights and obligations under it to any business entity that succeeds to all or substantially all of the Employer’s business through that merger or sale of assets.

20. Duty of Cooperation After Termination.

Employee agrees to cooperate with Employer, during the term of this Agreement and 180 days thereafter (including following Employee’s termination of employment for any reason), by being reasonably available to testify at the request of Employer or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Employer, or any subsidiary or affiliate, in any such action, suit, or proceeding by providing information and meeting and consulting with Employer, or representatives of or counsel to Employer, or any subsidiary or affiliate, as reasonably requested. Employer agrees to reimburse Employee for all expenses actually incurred in connection with Employee’s provision of testimony or assistance (including attorney fees incurred in connection therewith) on submission of appropriate documentation to Employer.

21. Dispute Resolution and Binding Arbitration.

a. Employee and Employer agree that any dispute that arises out of or relates to Employee’s employment relationship with Employer, the termination of that employment relationship, or the validity, enforceability, or breach of this Agreement (including this Section 25) shall be submitted to binding arbitration in accordance with the Federal Arbitration Act, not the California Arbitration Act. For the purposes of this Section 25, “Employer” includes any of its affiliates, successors, subsidiaries, or parent companies and any present or former officer, director, employee, agent, attorney, or insurer of Employer. Nothing in this Section 25 shall prevent Employee from filing or maintaining a claim for workers’ compensation, state disability insurance, or unemployment insurance benefits, and nothing in this Section 25 shall be construed to prevent or excuse Employee or Employer from using existing internal procedures for the resolution of complaints. Employee may bring claims before administrative agencies when the law permits the agency to adjudicate those claims, even when there is an agreement to arbitrate; examples include claims or charges with the United States Equal Employment Opportunity Commission (or comparable state agency), the National Labor Relations Board, the U.S. Department of Labor, or the Office of Federal Contract Compliance

Programs. Nothing in this Section 20 shall require arbitration of disputes that are excluded from coverage by this Section 20 or by law.

b. Employer and Employee agree that any dispute in arbitration will be brought on an individual basis only, and not on a class, collective, or representative basis on behalf of others (this agreement to be referred to hereafter as the Class Action Waiver). The Class Action Waiver does not apply to any claim that Employee brings on behalf of both himself or herself and others under the California Private Attorneys General Act of 2004.

c. Employee will not be subject to any retaliation or discrimination if Employee seeks to challenge this arbitration provision or participate in a class, collective, or representative action in any forum, but Employer may lawfully seek enforcement of this Agreement under the Federal Arbitration Act and seek dismissal of any class, collective, or representative actions or claims to the fullest extent allowed by law.

d. The parties each expressly waive the right to a jury trial and agree that the arbitrator’s award shall be final and binding on the parties, provided that any award shall be reviewable by a court of law to the fullest extent allowed by law, including for any error of law by the arbitrator. The arbitrator shall have discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that the arbitrator considers appropriate, but only to the extent consistent with law. The parties expressly agree that the arbitrator shall have discretion to award the prevailing party reasonable costs and attorney fees incurred in bringing or defending an action under this Section 25, to the fullest extent allowed by law at the time the arbitration commences. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

e. Employer agrees to pay all costs and expenses unique to arbitration, including the arbitrator’s fees.
22. Integration.

This Agreement contains the entire agreement between the parties and supersedes all prior or contemporaneous oral and written agreements, understandings, commitments, and practices between them, including all prior employment agreements, whether or not fully performed by Employee before the date of this Agreement. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Employee’s employment by Employer or Employer’s payment of any compensation or provision of any benefit in connection therewith or otherwise are hereby terminated and shall be of no future force or effect. Employee represents and warrants that Employee is not relying on any representations made before or outside of this Agreement. No oral modifications, express or implied, may alter or vary the terms of this Agreement, No amendments to this Agreement may be made except by a writing signed by the CEO or President of Employer, and Employee. No employee is authorized to alter or vary the terms of this Agreement except by written agreement by the CEO or President of Employer. Any representations contrary to this Agreement, express or implied, written or oral, made after the date of this Agreement are hereby disclaimed.

23. Choice of Law.

This agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without giving effect to the conflict of laws provisions thereof, with the exception of any claims that may be governed by federal law, such as claims governed by the Federal Arbitration Act or the Employee Retirement Income Security Act.

24. Notices.

Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal delivery (including personal, delivery by e-mail) or by registered or certified mail, postage prepaid, addressed to the CEO or President at Employer’s then principal place of business. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown in Employer’s files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of delivery, if delivered personally to the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section 28.

25. Severability.

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. If the Class Action Waiver in Section 29 is deemed to be unenforceable, then Employer and Employee agree that this Agreement is otherwise silent as to any party’s ability to bring a class, collective, or representative action in arbitration.

26. Employee’s Representations.

Employee represents and warrants that he is not restricted, contractually or otherwise, from entering into this Agreement. Employee also warrants that he will not use or disclose any of his former employers’ trade secrets, confidential information or proprietary information in the course of his employment by Employer.

27. Counterparts.

This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

28. Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and Employer and their respective successors and assigns, except that Employee may not assign any of his rights or duties under this Agreement without Employer’s prior written consent.

29. Attorney Fees.

If any legal proceeding is necessary to enforce or interpret the terms of this Agreement or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees as well as reasonable costs and disbursements (including expert witness fees), in addition to any other relief to which the prevailing party may be entitled.

30. Amendments.

No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

31. No Third Party Rights Conferred.

Nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement. There are no third party beneficiaries of this Agreement.

32. IMH Board Seat.

Upon the Termination of Employees employment hereunder, at Employee’s option, he may continue to hold his seat on the IMH Board of Directors until his then term ends. For that period he will be entitled to be compensated as a Director in the same amount that other independent Directors are compensated, for that time.

Executed by the parties on February 15, 2018, at Irvine, California to be effective on the date first above written.

/s/  Joseph R. Tomkinson
Joseph R. Tomkinson

Impac Mortgage Corp., a California corporation Impac Mortgage Holdings, Inc. A Maryland corporation

By: /s/ Ron Morrison
Name: Ron Morrison
Its: EVP

Exhibit 10.16

EXHIBIT A TO KEY EXECUTIVE EMPLOYMENT AGREEMENT

Exhibit 10.16

EXHIBIT A

JOB DESCRIPTION AND RELATED ENTITIES

Direct, administer and coordinate the activities of the Organization in support of policies, goals and objectives established by the Chief Executive Officer and the Board by performing the following duties personally or through subordinate managers. For purposes, of this Exhibit A, “Organization” means the Employer and any affiliates or related entities of Employer for whom Executive is requested, to provide services pursuant to the Agreement. Guide and direct management in the development, strategy, growth, production, expansion into new geographic areas,, promotion, and the financial aspects of the Organization’s products and services. Direct the preparation of short-term and long-range plans and budgets based on broad corporate goals and growth objectives. Oversee executives who direct department activities that implement, the Organization’s policies. Create the structure and processes necessary to manage the Organization’s current activities and its projected growth. Implement programs that meet the Organization’s goals and objectives. Maintain, a sound plan of corporate Organization, establishing policies to ensure adequate management development and to provide for capable management succession. Develop and install procedures and controls to promote communication and adequate information flow within the Organization, Establish operating, policies consistent with the Chief Executive Officer’s broad policies and objectives and ensure their execution. Evaluate the results of overall operations regularly and systematically and. reports these results to the Chief Executive Officer and the Board. Define responsibilities, authorities and accountability of all direct subordinates and manage compliance with. same. Monitor all Organization activities and. operations for compliance with local, state and federal regulations and. laws governing business operations, and implement and oversee programs designed to ensure such compliance. Manage a staff of employees including but not limited to insuring compensation structures within the Division are appropriate. Perform supervisory duties To include hiring, corrective action, performance appraisals, salary reviews, counseling, work scheduling, training and budgeting, Executive’s responsibilities do not Include those of an advertising spokesperson, appearing in commercials or other media or materials distributed to the public. Employer will not publish Executive’s image or likeness without Executive’s consent.

Executive acknowledges and understands that Executive may be requested by Employer to devote some or all of Executive’s time and effort during the term of employment pursuant to the Agreement to the businesses of Employer’s affiliates or related entities pursuant to certain agreements between and among Employer and such affiliates or related entities.

Executive understands and acknowledges that Executive’s obligations under the Agreement, including Executive’s duties under the Proprietary Rights and Inventions Agreement entered into, shall apply and extend to Executive’s knowledge of the business of Employer’s affiliates or related entities and any trade secret or other confidential or proprietary information relating to same.